UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 3  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   Asmundson, William L.
   P.O. Box 1070
   40 IDX Drive

   Burlington, VT 05402-1070
2. Date of Event Requiring Statement (Month/Day/Year)
   06/03/2002
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   IDX Systems Corporation (IDXC)
5. Relationship of Reporting Person to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------
---------------------
1)Title of Security                                          2)Amount of
3)  4)Nature of
                                                             Securities
D   Indirect
                                                             Beneficially
or  Beneficial
                                                             Owned
I   Ownership
--------------------------------------------------------------------------------
---------------------
Common Stock                                                 1,500.00
D   Direct

Table II   Derivative Securitites Beneficially Owned
--------------------------------------------------------------------------------
----------------------------------------------------
1)Title of Derivative Security  2)Date Exercisable  3)Title and Amount of
4)Conver-  5)Ownership 6)Nature of
                                and Expiration Date Securities Underlying
sion or    Form of     Indirect
                                (Month/Day/Year)    Derivative Security
exercise   Derivative  Beneficial

price of   Security    Ownership
                                Date      Expira-
Amount or  Deri-      Direct(D)
                                Exer-     tion
Number of  vative     or
                                cisable   Date      Title
Shares     Security   Indirect(I)
--------------------------------------------------------------------------------
----------------------------------------------------

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Diane L. Brown, Attorney-In-Fact
    For: William L. Asmundson
DATE 06/06/02